As filed with the Securities and Exchange Commission on August 18, 2004
Registration No. 333-116366

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SNB Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Texas	6021	76-0472829
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

14060 Southwest Freeway

Sugar Land, Texas 77478
(281) 269-7200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Harvey E. Zinn

President and Chief Executive Officer
SNB Bancshares, Inc.
14060 Southwest Freeway
Sugar Land, Texas 77478
(281) 269-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William T. Luedke IV Charlotte M. Rasche Bracewell & Patterson, L.L.P. 711 Louisiana Street, Suite 2900 Houston, TX 77002-2781 (713) 223-2900	Frank Ed Bayouth II, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 1600 Smith Street, Suite 4400 Houston, TX 77002-7348 (713) 655-5100

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☑ 333-116366

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

EXPLANATORY NOTE

      This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 is being filed solely for the purpose of filing Exhibit No. 1.1. No changes have been made to the preliminary prospectus constituting Part I of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

      The estimated expenses paid by SNB Bancshares, Inc. (the “Company”) in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, are as follows:

Securities and Exchange Commission Registration Fee	$7,578
NASD Filing Fee	$6,480
Nasdaq National Market Listing Fee	$100,000
Printing Expenses	$150,000
Accounting Fees and Expenses	$200,000
Legal Fees and Expenses	$200,000
Transfer Agent Fees	$50,000
Miscellaneous Expenses	$135,942
Total	$850,000

Item 14.	Indemnification of Directors and Officers.

      The Company’s Amended and Restated Articles of Incorporation require the Company to indemnify every officer and director of the Company who was, is, or is threatened to be made a named defendant or respondent, or in which the person was or is a witness without being named a defendant or respondent, in a proceeding because the person was or is a director or officer, if it is determined that such person (i) conducted himself in good faith; (ii) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the Company, that his conduct was in the Company’s best interests; and (b) in other cases, that his conduct was at least not opposed to the Company’s best interests; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that the director or officer is found liable to the Company or is found liable on the basis that personal benefit was improperly received by such director or officer, the indemnification (i) is limited to reasonable expenses actually incurred by such person in connection with the proceeding and (ii) shall not be made in respect of any proceeding in which such person shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company. Except as noted above, no indemnification shall be made in respect of any proceeding in which the officer or director is (x) found liable on the basis that such personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in his official capacity as a director or officer of the Company, or (y) found liable to the Company. In addition, the Company’s Amended and Restated Articles of Incorporation require the Company to indemnify a director or officer for any action that such director or officer is wholly successfully in defending on the merits. The Amended and Restated Articles of Incorporation of the Company require the Company to indemnify any director or officer only upon a determination by the board of directors or the shareholders of the Company that indemnification is proper in the circumstances because such director or officer has met the applicable standard of conduct.

      The Amended and Restated Articles of Incorporation of the Company require the Company to indemnify any director or officer for reasonable expenses incurred in any proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the Company with (i) a written statement of his good faith belief that he has met the standard of conduct necessary for indemnification under the Amended and Restated Articles of Incorporation of the Company and (ii) a written undertaking by such officer or director to repay the amount paid or reimbursed by the Company if it is ultimately determined that such person is not entitled to be indemnified by the Company as authorized in the Company’s Amended and Restated Articles of Incorporation.

      The Amended and Restated Articles of Incorporation of the Company are filed as Exhibit 3.1 to the registration statement.

Item 15.	Recent Sales of Unregistered Securities.

      In June 2002, the Company issued 2,820,000 shares of common stock at $5.00 per share to accredited investors in a private placement pursuant to Rule 506 promulgated under Regulation D of the Securities Act of 1933, as amended.

Item 16.	Exhibits and Financial Statement Schedules.

      (a) List of Exhibits

Exhibit(1)		Description

1	.1*	Form of Underwriting Agreement
3	.1**	Amended and Restated Articles of Incorporation of the Company
3	.2**	Amended and Restated Bylaws of the Company
4	.1**	Specimen certificate representing shares of the Company’s common stock
5	.1**	Opinion of Bracewell & Patterson, L.L.P. regarding the legality of the securities being registered
10	.1†**	SNB Bancshares, Inc. 2002 Stock Option Plan, as amended and restated
10	.2†**	Employment Agreement between the Company and Harvey E. Zinn
10	.3†**	Employment Agreement between the Company and Dan Agnew
10	.4†**	Employment Agreement between the Company and R. Darrell Brewer
21	.1**	Subsidiaries of the Company
23	.1**	Consent of Deloitte & Touche LLP, independent registered public accounting firm of the Company
23	.2**	Consent of Bracewell & Patterson, L.L.P. included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference
24	.1**	Power of Attorney of Directors and Officers of the Company included on the signature page of this registration statement and incorporated herein by reference

(1)	The Company has other long-term debt agreements that meet the exclusion set forth in Section 601(b)(4)(iii)(A) of Regulation S-K. The Company hereby agrees to furnish a copy of such agreements to the Commission upon request.

*	Filed herewith.

**	Previously filed.

†	Management contract or compensatory plan, contract or arrangement.

      (b) Financial Statement Schedules

      None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related restrictions or are inapplicable, and, therefore, have been omitted.

Item 17.	Undertakings.

      The undersigned registrant hereby undertakes:

(1) to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston and State of Texas on August 18, 2004.

SNB BANCSHARES, INC.
(Registrant)

By:	/s/ HARVEY E. ZINN

Harvey E. Zinn
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ HARVEY E. ZINN Harvey E. Zinn	Director, President and Chief Executive Officer	August 18, 2004

/s/ R. DARRELL BREWER R. Darrell Brewer	Treasurer, Chief Financial Officer and Principal Accounting Officer	August 18, 2004

* Stewart Morris	Senior Chairman of the Board and Director	August 18, 2004

* Caralisa Simon	Chairman of the Board and Director	August 18, 2004

* Col. Wallace J. McKenzie	Director	August 18, 2004

* Richard D. Parker	Director	August 18, 2004

* Gen. Edmond S. Solymosy	Director	August 18, 2004

* James W. Stevens	Director	August 18, 2004

* Robert Viles, M.D.	Director	August 18, 2004

* Dan Wilford	Director	August 18, 2004
* By Harvey E. Zinn pursuant to a Power of Attorney executed by the directors listed above, which Power of Attorney has previously been filed with the Securities and Exchange Commission.

* By: /s/ HARVEY E. ZINN Harvey E. Zinn Attorney-in-Fact

EXHIBIT LIST

Exhibit(1)		Description

1	.1*	Form of Underwriting Agreement
3	.1**	Amended and Restated Articles of Incorporation of the Company
3	.2**	Amended and Restated Bylaws of the Company
4	.1**	Specimen certificate representing shares of the Company’s common stock
5	.1**	Opinion of Bracewell & Patterson, L.L.P. regarding the legality of the securities being registered
10	.1†**	SNB Bancshares, Inc. 2002 Stock Option Plan, as amended and restated
10	.2†**	Employment Agreement between the Company and Harvey E. Zinn
10	.3†**	Employment Agreement between the Company and Dan Agnew
10	.4†**	Employment Agreement between the Company and R. Darrell Brewer
21	.1**	Subsidiaries of the Company
23	.1**	Consent of Deloitte & Touche LLP, independent registered public accounting firm of the Company
23	.2**	Consent of Bracewell & Patterson, L.L.P. included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference
24	.1**	Power of Attorney of Directors and Officers of the Company included on the signature page of this registration statement and incorporated herein by reference

(1)	The Company has other long-term debt agreements that meet the exclusion set forth in Section 601(b)(4)(iii)(A) of Regulation S-K. The Company hereby agrees to furnish a copy of such agreements to the Commission upon request.

*	Filed herewith.

**	Previously filed.

†	Management contract or compensatory plan, contract or arrangement.